                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                 (Amendment No.)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ X ]

Check the  appropriate box:

     [ ]   Preliminary Proxy Statement

     [ ]   Confidential,  for Use of the  Commission  Only (as permitted by Rule
           14a-6(e)(2))

     [ ]   Definitive Proxy Statement

     [X]   Definitive Additional Materials

     [ ]   Soliciting Material Under Rule 14a-12

                            WHITEHALL JEWELLERS, INC.
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                (Name of Registrant as Specified in Its Charter)

                            NEWCASTLE PARTNERS, L.P.
                       NEWCASTLE CAPITAL MANAGEMENT, L.P.
                         NEWCASTLE CAPITAL GROUP, L.L.C.
                              JWL ACQUISITION CORP.
                                 MARK E. SCHWARZ
                                 STEVEN J. PULLY
                                 JOHN P. MURRAY
                                 MARK A. FORMAN
                               CLINTON J. COLEMAN
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         (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     [X]   No fee required.

     [ ]   Fee computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
           0-11.

     (1)   Title of each class of securities to which transaction applies:

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     (2)   Aggregate number of securities to which transaction applies:

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     (3)   Per unit  price or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)   Proposed maximum aggregate value of transaction:

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     (5)   Total fee paid:

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     [ ]   Fee paid previously with preliminary materials:

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     [ ]   Check box if any part of the fee is offset as  provided  by  Exchange
Act Rule  0-11(a)(2)  and identify the filing for which the  offsetting  fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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     (1)   Amount previously paid:

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     (2)   Form, Schedule or Registration Statement No.:

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     (3)   Filing Party:

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     (4)   Date Filed:

         Newcastle  Partners,  L.P.  ("Newcastle"),   together  with  the  other
participants  named herein,  is filing materials  contained in this Schedule 14A with the  Securities  and Exchange  Commission  ("SEC") in  connection  with the definitive filing with the SEC of a proxy statement and accompanying  proxy card to be used to solicit votes against proposals of Whitehall Jewellers,  Inc. (the
"Company")  relating to a pending financing  transaction between the Company and investment  funds  managed by Prentice  Capital  Management,  L.P.  and Holtzman
Opportunity Fund, L.P. and for the election of its slate of director nominees at a special meeting of stockholders scheduled for January 19, 2006.

         Item 1: On January  9,  2006,  Newcastle  issued  the  following  press release.

PRESS RELEASE

CONTACTS:
Daniel H. Burch (212)-929-5748
Jeanne M. Carr (212)-929-5916
MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:
---------------------

               NEWCASTLE PARTNERS ELIMINATES FINANCING CONTINGENCY
          AND CALLS ON BOARD TO NEGOTIATE WITH NEWCASTLE IN GOOD FAITH

         DALLAS,  TX -  JANUARY  9,  2006 --  Today,  Newcastle  Partners,  L.P.
announced that it has eliminated the financing contingency from its tender offer to purchase all of the  outstanding  shares of Whitehall  Jewellers,  Inc. (Pink
Sheets:  JWLR) for $1.50 per share in cash.  With the removal of this condition, all of the  conditions to the offer are now truly in the control of  Whitehall's
Board of Directors.

         Newcastle  Partners,  through its whole-owned  subsidiary,  commenced a cash tender  offer to purchase  all of the  outstanding  shares of  Whitehall on
December 5, 2005. On January 4, 2006, Newcastle announced that it was increasing its offer price to $1.50 per share,  extending the termination date of the offer to 5:00 pm, New York City time on Friday,  January 27, 2006 and  eliminating  or amending a number of  conditions  to its offer.  Newcastle now believes that the majority  of the  remaining  conditions  are now in the  control of the Board of
Directors of Whitehall.

         Newcastle  also  announced  that it had  received a letter  from Daniel
Levy, on behalf of the Whitehall Board, detailing a list of self-serving reasons why  Newcastle's  offer is not a  superior  proposal.  Newcastle  believes  that
Whitehall has continued to look for reasons,  excuses and  smokescreens  for why the Newcastle offer cannot  proceed,  when the Whitehall Board should be working to maximize value for stockholders.

         Mark Schwarz,  the managing member of Newcastle  Partners,  stated: "We believe our offer  provides  Whitehall's  shareholders  with a clearly  superior alternative to the Prentice  transaction.  With the elimination of the financing contingency  condition  from our offer,  we do not  understand how the Board can justify  selling up to 87% of  Whitehall  to Prentice  for as little as $.75 per share rather than allowing stockholders to receive $1.50 per share now."

         Newcastle  informed  Whitehall's  Board of  Directors of the removal of this condition, and responded to Mr. Levy's letter, by letter today, as follows:

                            "Newcastle Partners, L.P.

                                                                 January 9, 2006

VIA FACSIMILE AND FEDERAL EXPRESS

Richard Berkowitz
Daniel Levy
Norman Patinkin
Sanford Shkolnik
c/o Board of Directors
Whitehall Jewellers, Inc.
155 North Wacker Drive
Chicago, Illinois  60606

Gentlemen:

         We are  disappointed,  although not  surprised  based on the  Whitehall
Board's  actions  to date,  at the  Press  Release  issued  by the  Board  today regarding the letter from one of Newcastle  Partners,  L.P.'s potential lenders.
We are equally  disappointed  with the subsequent  letter to Newcastle  received from Daniel Levy, on behalf of the  Whitehall  Board.  The potential  lender had determined  not to proceed at the present time because  Newcastle  was forced to pursue litigation against Whitehall and Whitehall's Board was continuing to urge stockholders to reject Newcastle's offer. While we believe the Whitehall Board's description of the letter to be  misleading,  we do not believe it is productive to engage in discussions  regarding this point at the present time.  What should be clear however is that this lender remains prepared to provide a senior credit facility in a negotiated  transaction  between  Newcastle  and  Whitehall.  Most importantly,  Whitehall's  Board has  consistently  used the  refinancing of the
Senior Credit Facility  condition,  among other things, as a smokescreen for not permitting Whitehall's  stockholders from proceeding with the superior Newcastle transaction.

         Newcastle  remains  committed  to  proceeding  with its offer.  In that light, to remove yet another Whitehall manufactured impediment, NEWCASTLE HEREBY
ELIMINATES THE  REFINANCING OF THE SENIOR  FACILITY AS A CONDITION TO ITS OFFER,
AND IS  PREPARED  TO FINANCE  THE  TRANSACTION  WITH ITS CASH ON HAND.  With the
removal of this condition,  all of the conditions to Newcastle's offer are truly in the control of Whitehall's Board of Directors.

         Mr. Levy's letter is another example of Whitehall's  Board of Directors manufacturing  reasons  for why not to  proceed  with  Newcastle,  as opposed to acting in the best interests of  Whitehall's  stockholders.  At this point,  our offer is clear,  NEWCASTLE  WILL  PROVIDE  ALL  NECESSARY  CASH TO FUND BOTH THE
ACQUISITION  AND  WHITEHALL'S  FINANCING  NEEDS PENDING CLOSING OF THE MERGER AS
DETAILED BELOW.  For the record,  Newcastle has on hand sufficient cash to repay all of Whitehall's outstanding borrowings and to pay Whitehall's  stockholders a substantial  premium to market  with no closing  conditions  that are not in the

Whitehall  Board's  control.  Newcastle  submitted a draft merger  agreement and bridge loan financing  agreement to Whitehall late last week, the terms of which
Newcastle was  requested to negotiate in full.  Newcastle's  counsel  thereafter contacted  Whitehall's  counsel  on Friday to  suggest  that the  agreements  be negotiated over the weekend.  Whitehall's response was a letter from Dan Levy on
Monday  detailing the reasons why Whitehall would not proceed.  We again call on the Whitehall  Board to  immediately  work for the benefit of all  stockholders, rather than working over the weekend to prepare a letter to Newcastle  detailing why the Newcastle  transaction won't work,  thereby depriving  stockholders of a more favorable  transaction.  Based upon the removal of the financing condition,
Newcastle  has  provided  a  proposal  which is both (i) more  favorable  from a financial point of view to the Company,  its  stockholders and its creditors and
(ii) has no conditions outside of the control of the board of directors.  Let us look at the latest excuses that Whitehall takes to not meet with and negotiate a definitive  agreement  with  us,  but  rather  finds a  better  use of its  time preparing and sending self-serving letters in opposition to our proposal.

         1.       "Newcastle  Condition  that  the  Senior  Credit  Facility  be
                  Refinanced  Cannot Be  Satisfied."  Newcastle has removed this condition.  Newcastle  hereby  represents  and is  prepared to provide  Whitehall that it has cash on hand  sufficient to pay off Whitehall's  senior credit facility in full by January 31,
                  2006, pay off the Back Bay  subordinated  facility and pay off the $30 million Prentice Bridge Loan.

         2.       "Newcastle has not provided  information about funding for its condition  that  the  $30  million  Prentice  Bridge  Loan  Be
                  Refinanced  with Board  Approval."  Newcastle will use cash on hand to repay the $30 million  Prentice Bridge Loan (including prepayment  penalties).  Newcastle  has  provided a draft of a replacement credit facility for the Prentice Bridge Loan which would  be  provided  simultaneously  with  the  signing  of  a definitive merger agreement on substantially the same economic terms as the  existing  Prentice  facility,  without an equity compensation  feature like  Prentice  had.  Newcastle  remains prepared  to  discuss  any and all  changes  to the  documents reasonably requested by Whitehall.

         3.       "Newcastle  has not  detailed  its Plans  with  respect to the
                  Venders."  On the  contrary,  Newcastle  has stated that it is
                  willing  to  fulfill  all   obligations   under  the  existing
                  agreement  between the Company  and its trade  vendors.  Based upon discussions with representatives of Newcastle,  Newcastle believes  the  trade  vendors  will  continue  to honor  their agreement. Newcastle can only question why the Whitehall Board thinks  that the  trade  vendors  would  prefer  the  Prentice transaction,  where their deferred payments are subordinate to the Back Bay and Prentice loans, to a recapitalized  Whitehall under Newcastle,  where those loans do not exist and the trade
                  is  senior  to   Newcastle's   equity  which   replaces  those
                  facilities. Further, our offer is not subject to the agreement with the trade remaining in effect.

         4.       "Newcastle  has not detailed its Plan with respect to Required
                  Working  Capital."  This  excuse by the Board is  nonsensical.
                  Newcastle is buying 100% of Whitehall's  stock and as a result of the removal of financing  condition will fund the repayment of  all  of  the  Company's  outstanding  borrowings  and  its obligations  to the trade.  Suffice it to say,  Newcastle as a result will fund  between  $130 million to $150 million of new cash to Whitehall.  How Newcastle  deals with working  capital post closing is irrelevant.

         5.       "Newcastle  has not committed to an escrow during the Prentice
                  Match Periods."  Newcastle is prepared to review and negotiate
                  an  appropriate   agreement  to  provide  Whitehall  with  the
                  necessary assurance that its cash on hand will remain in place during the notice period to Prentice. While Newcastle believes
                  a  cash  escrow  arrangement  is  unnecessary,   Newcastle  is
                  prepared to review an escrow  arrangement.  What  Newcastle is not  prepared to do is to  continue to guess what  Whitehall's directors  and its many  lawyers  will  require on this point.
                  What  Whitehall's  Board should be  concerned  with is working with  Newcastle  to  implement a procedure  that allows all of
                  Whitehall's  constituents to benefit from a superior  proposal rather  than be  forced  to  accept  an  inferior  offer  from
                  Prentice by creating artificial obstacles.

         As we have continually  said, we do not believe the Prentice  financing proposal is in Whitehall's or its stockholders' best interests. We would welcome the  opportunity to proceed  forward and discuss any  reasonable  changes to the draft merger agreement and bridge financing  agreements we previously  submitted to Whitehall. Our offer is fully capable of being promptly consummated.  We call on the  Whitehall  Board to stop using smear  tactics and  misstatements  in its public filings,  and to carefully review our offer and negotiate with us in good faith.  We are  confident  that under such a  circumstance  a definitive  merger agreement can be promptly  negotiated  and executed with the tender offer closed by January 31, 2006.  Under these  circumstances,  we do not  understand how the
Board can justify  selling up to 87% of  Whitehall  to Prentice for as little as
$.75 per share rather than allowing  stockholders to receive $1.50 per share now from our offer.

         Newcastle and its representatives stand ready to meet with the Board of
Directors  and its  representatives  as soon as  possible.  Please  contact  the undersigned at (214) 661-7474 or our counsel,  Steven Wolosky  (212-451-2333) or
Adam Finerman (212-451-2289), to discuss any questions the Board might have.

                                         Very truly yours,

                                         NEWCASTLE PARTNERS, L.P.

                                         By: Newcastle Capital Management, L.P.,
                                             its general partner
                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                             By:
                                                 -------------------------------
                                                 Mark Schwarz, Managing Member
cc:      Mr. Robert L. Baumgardner,
         Chief Executive Officer"

         The  solicitation  and the  offer to buy  Whitehall  Jewellers,  Inc.'s common  stock is only  made  pursuant  to the  Offer  to  Purchase  and  related materials that  Newcastle  Partners,  L.P. and JWL  Acquisition  Corp.  filed on
December 5, 2005, as amended December 22, 2005, January 4, 2006, January 5, 2006 and January 9, 2006.  Stockholders should read the Offer to Purchase and related materials  carefully because they contain important  information,  including the terms and conditions of the offer. Stockholders can obtain the Offer to Purchase and related  materials free at the SEC's website at www.sec.gov,  from MacKenzie
Partners, the Information Agent for the offer, or from Newcastle Partners, L.P.

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

Newcastle Partners, L.P. ("Newcastle"), together with the other Participants (as defined below),  has made a definitive  filing with the SEC of a proxy statement
(the "Definitive  Proxy  Statement") and  accompanying  proxy card to be used to solicit votes against  proposals of Whitehall  Jewellers,  Inc. (the  "Company")
relating to a pending financing  transaction  between the Company and investment funds  managed by Prentice  Capital  Management,  L.P. and Holtzman  Opportunity
Fund,  L.P. and for the election of its slate of director  nominees at a special meeting of stockholders scheduled for January 19, 2006 (the "Special Meeting").

NEWCASTLE  ADVISES ALL  STOCKHOLDERS  OF THE COMPANY TO READ THE PROXY STATEMENT
AND OTHER  PROXY  MATERIALS  RELATING  TO THE  SPECIAL  MEETING  AS THEY  BECOME
AVAILABLE BECAUSE THEY CONTAIN IMPORTANT  INFORMATION.  SUCH PROXY MATERIALS ARE
AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION,
THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY MATERIALS,
WITHOUT  CHARGE,  UPON  REQUEST.  REQUESTS FOR COPIES  SHOULD BE DIRECTED TO THE
PARTICIPANTS'  PROXY  SOLICITOR,  MACKENZIE  PARTNERS,  INC.,  AT ITS  TOLL-FREE
NUMBER: (800) 322-2885 OR BY E-MAIL AT: PROXY@MACKENZIEPARTNERS.COM.

THE  PARTICIPANTS  IN THE  PROXY  SOLICITATION  ARE  NEWCASTLE  PARTNERS,  L.P.,
NEWCASTLE  CAPITAL  MANAGEMENT,   L.P.,  NEWCASTLE  CAPITAL  GROUP,  L.L.C,  JWL
ACQUISITION  CORP., MARK E. SCHWARZ,  STEVEN J. PULLY,  JOHN P. MURRAY,  MARK A.
FORMAN AND CLINTON J. COLEMAN (THE  "PARTICIPANTS").  INFORMATION  REGARDING THE
PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN THE SCHEDULE
13D JOINTLY  FILED WITH THE SEC ON APRIL 19, 2005,  AS  SUBSEQUENTLY  AMENDED ON
JULY 7, 2005, OCTOBER 27, 2005,  NOVEMBER 30, 2005,  DECEMBER 5, 2005,  DECEMBER
14,  2005,  DECEMBER  29,  2005,  JANUARY  5, 2006 AND  JANUARY  9, 2006 AND THE
DEFINITIVE PROXY STATEMENT.